EXHIBIT 5.1

December 22, 2009

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as counsel to NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 700,400 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to a prospectus supplement, dated December 18, 2009, and the accompanying prospectus, dated October 29, 2009 (collectively, the “Prospectus”), that form part of the Registration Statement on Form S-3 (No. 333-159750) filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on October 28, 2009 (the “Registration Statement”). All of the Shares are to be sold by the Company as described in the Prospectus.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s certificate of incorporation, as currently in effect, (iv) the Company’s bylaws, as amended to date, (v) resolutions of the Board of Directors of the Company with respect to the authorization of the sale and issuance of the Shares and (vi) an executed copy of the Purchase Agreement, dated December 18, 2009, between the Company and the purchasers of the Shares (the “Purchase Agreement”). We have also examined originals or copies certified to our satisfaction of such records of the Company, certificates of public officials, certificates of officers or other representatives of the Company and other documents, certificates and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when the Shares are sold in accordance with the Purchase Agreement and the Prospectus, the issuance of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the thereunder.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP